Exhibit 99.1

PositiveID Corporation Completes its Acquisition of MicroFluidic Systems, a Leader in Biological Testing and Sample Prep Applications with 29 U.S. Patents and Patents Pending

MicroFluidic Systems has submitted or has in-process bids totaling $29 million, several of which are expected to be awarded in 2011

MicroFluidic Systems has received over $45 million in government contracts in the last ten years

DELRAY BEACH, FL – May 24, 2011 – PositiveID Corporation (“PositiveID”) (NASDAQ: PSID), a developer of medical technologies for diabetes management, clinical diagnostics and bio-threat detection, announced today that it has completed its acquisition of MicroFluidic Systems (“MFSI”). Founded in 2001, MFSI specializes in the production of automated instruments for a wide range of applications in the detection and processing of biological samples. MFSI’s strong portfolio of intellectual property related to sample preparation and rapid medical testing applications are complementary to PositiveID’s portfolio of virus detection and diabetes management products. MFSI has received over $45 million in government contracts, the majority of which have come from the Department of Homeland Security.

MFSI’s two main products are its M-BAND (Microfluidics-based Bioagent Autonomous Networked Detector) and Dragonfly solutions. The M-Band pathogen detection system is a highly-sensitive, fully autonomous bio-aerosol monitor that serves as an early warning system for a biological attack, continuously analyzing air samples for the detection of bacteria, viruses and toxins with results in as little as two hours. Results from individual instruments are reported via a secure wireless network in real time to give an accurate and up to date status for instruments in the field.

MFSI’s Dragonfly product consists of small microfluidic cartridges for biological sample processing and detection for clinical sample processing and detection, and biodefense applications. MFSI’s Dragonfly cartridges are differentiated by their low-cost, disposability and portability, and provide results in minutes for applications ranging from clinical samples such as human papilloma virus, antibiotic-resistant bacteria such as MRSA, and forensic applications, to environmental  bacteria such as E. coli, and bio-threat agents.

Initial consideration for PositiveID’s acquisition of MFSI was $1.2 million, $950,000 of which was paid in PositiveID common stock and the remainder of which was paid in cash. Total potential consideration for the acquisition is $8.2 million through 2014 based on revenue and earnings targets over the four-year period. This earn-out structure is based on little or no current federal government revenue but with submitted or in-process bids of $29 million, several of which are expected to be awarded in 2011.

Dr. M. Allen Northrup, President and CEO of MFSI, said, “MFSI has had a successful history for the last decade in winning government contracts for our pathogen detection systems. As we look to expand into the clinical diagnostic market, we believe that being a part of PositiveID enables us to move more quickly and nimbly to play in this large and potentially lucrative space. We plan to begin marketing our assays for the commercial healthcare market immediately as ‘PositiveID multiplexed bio-threat assays.’”

Scott R. Silverman, Chairman and CEO of PositiveID, stated, “We believe MFSI, a company with a rich history of government contracts and a strong pipeline of future opportunities, provides us a platform to significantly grow our company and intellectual property portfolio. The addition of MFSI’s M-BAND and Dragonfly products enables us to grow into new markets such as homeland security, as well as improve and expand our applications for the clinical market.”

About PositiveID Corporation

PositiveID Corporation develops unique medical devices and biological detection systems, focused primarily on diabetes management, rapid medical testing and airborne bio-threat detection. Its wholly-owned subsidiary, MFSI, is focused on the development of microfluidic systems for automated preparation of and performance of biological assays. For more information on PositiveID, please visit www.PositiveIDCorp.com.

Statements about PositiveID’s and MFSI’s future expectations, including that MFSI’s strong portfolio of intellectual property related to sample preparation and rapid medical testing applications are complementary to PositiveID’s portfolio of virus detection and diabetes management products;  that as MFSI looks to expand into the clinical diagnostic market, being a part of PositiveID enables MFSI to move more quickly and nimbly to play in this large and potentially lucrative space; that MFSI will begin marketing its assays for the commercial healthcare market immediately as ‘PositiveID multiplexed bio-threat assays’; the likelihood that MFSI provides PositiveID a platform to significantly grow its company and intellectual property portfolio; the likelihood that the addition of MFSI’s M-BAND and Dragonfly products enables PositiveID to grow into new markets such as homeland security, as well as improve and expand its applications for the clinical market; and all other statements in this press release other than historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time, and PositiveID’s actual results could differ materially from expected results.  These risks and uncertainties include the likelihood that MFSI’s strong portfolio of intellectual property related to sample preparation and rapid medical testing applications are complementary to PositiveID’s portfolio of virus detection and diabetes management products; the ability of MFSI to generate revenue and earnings; the likelihood that any of MFSI's submitted or in-process bids will be awarded in 2011; the likelihood that MFSI will continue to be successful in winning contract awards from the federal government; the ability of MFSI to continue to pursue federal government contracts; the ability of MFSI to commercialize its low-cost, disposable and portable Dragonfly cartridges that provide results in minutes for applications ranging from environmental  bacteria such as E. coli, to bio-threat agents, clinical samples such as human papilloma virus, antibiotic-resistant bacteria such as MRSA, and forensic applications; the likelihood that MFSI’s becoming a part of PositiveID will significantly help it to accomplish the aforementioned goals, as well as certain other risks. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s various filings with the Securities and Exchange Commission, including those set forth in the Company’s 10-K filed on March 25, 2011, and 10-Q filed on May 13, 2011, under the caption “Risk Factors.” The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this statement or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Allison Tomek

561-805-8000

atomek@positiveidcorp.com

Dan Schustack

CEOcast

212-732-4300

dschustack@ceocast.com